                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                          TO RULES 13-1(b), (c) and (d)
                          AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)




                               INDIGO ENERGY, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                         COMMON STOCK, $0.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   45567U10-3
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                 January 4, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]  Rule 13d-1(b)
         [X]  Rule 13d-1(c)
         [ ]  Rule 13d-1(d)




         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act (however, see the Notes).

CUSIP NO. 45567U10-3                                          PAGE 2 OF 5 PAGES
                                      13G


------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Rick Campbell
------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                     (b) [ ]
------------------------------------------------------------------------------
3.     SEC USE ONLY

------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America
------------------------------------------------------------------------------
      NUMBER OF          5. SOLE VOTING POWER                        500,000
       SHARES           ------------------------------------------------------
    BENEFICIALLY         6. SHARED VOTING POWER                      140,000(1)
     OWNED BY           ------------------------------------------------------
       EACH              7. SOLE DISPOSITIVE POWER                   500,000
     REPORTING          ------------------------------------------------------
    PERSON WITH          8. SHARED DISPOSITIVE POWER                 140,000(1)
------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                               640,000
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                                    [ ]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   5.6%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*                                           IN
-------------------------------------------------------------------------------


----------

(1) Includes 140,000 shares owned by Mr. Campbell's parents, David R. and Bonnie D. Campbell.

Item 1(a). Name of Issuer:

           INDIGO ENERGY, INC. (the "Issuer")


ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           535 Westgate Drive, Napa, California 94558


ITEM 2(a). NAME OF PERSON FILING:

           Rick Campbell


ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           535 Westgate Drive, Napa, California 94558


ITEM 2(c). CITIZENSHIP:

           United States of America


ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           Common Stock, par value $0.001 per share (the "Common Stock")


ITEM 2(e). CUSIP NUMBER:

           45567U10-3


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR (C) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

           (a)  [ ]     Broker or dealer registered under Section 15 of the
                        Securities Exchange Act;


           (b)  [ ]     Bank as defined in Section 3(a)(6) of the Securities
                        Exchange Act;

           (c)  [ ]     Insurance company as defined in Section 3(a)(19) of the
                        Securities Exchange Act;

           (d)  [ ]     Investment company registered under Section 8 of the
                        Investment Company Act;

           (e)  [ ]     An investment adviser in accordance with Rule
                        13d-1(b)(1)(ii)(E);

           (f)  [ ]     An employee benefit plan in accordance with Rule
                        13d-1(b)(1)(ii)(F);

           (g)  [ ]     A parent holding company or control person in accordance
                        with Rule 13d-1(b)(1)(ii)(G);

           (h)  [ ]     A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act;

           (i)  [ ]     A church plan that is excluded from the definition of an
                        investment company under Section 3(c)(14) of the Investment Company Act;

           (j)  [ ]     A group, in accordance with Rule 13d-1(b)(1)(ii)(J).


         If this statement is filed pursuant to Rule 13d-1(c), check this box.

                                                                          [X]

ITEM 4.    OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned:

                  640,000  (1)

         (b)      Percent of class:

                  5.6%

         (c)      Number of shares as to which such person has:

         (i)      Sole power to vote or to direct the vote

                  500,000

         (ii)     Shared power to vote or to direct the vote

                  140,000

         (iii)    Sole power to dispose or to direct the disposition of

                  500,000

         (iv)     Shared power to dispose or to direct the disposition of

                  140,000



----------



ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           Not Applicable


ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           140,000 of the shares are owned by Mr. Campbell's parents, David R. and Bonnie D. Campbell.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not Applicable


ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not Applicable


ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not Applicable


ITEM 10.   CERTIFICATION.

           Not Applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





                                                    June 27, 2001
                                                    -------------
                                                        (Date)



                                                 /s/ Rick Campbell
                                                 -----------------
                                                   Rick Campbell








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